Exhibit 99.1

Strategic Education, Inc. Reports Third Quarter 2020 Results and Announces Closure of Australia/New Zealand Acquisition

HERNDON, Va.--(BUSINESS WIRE)--November 5, 2020--Strategic Education, Inc. (Strategic Education) (NASDAQ: STRA) today announced financial results for the period ended September 30, 2020 and closure of the acquisition of the Australia and New Zealand academic operations from Laureate Education, Inc. (Laureate) (NASDAQ: LAUR).

“We are excited to announce that Strategic Education’s acquisition of Laureate’s Australia/New Zealand institutions closed on November 3, 2020. The addition of these highly-regarded academic institutions to our portfolio enhances our position as a global leader in post-secondary education and provides an additional growth platform as we pursue our mission of enabling economic mobility with education,” said Karl McDonnell, Chief Executive Officer of Strategic Education. “As our organization continues to adapt to the challenges presented by the COVID-19 pandemic, we are encouraged by consistent performance at Capella University and in Australia/New Zealand, and are restructuring our organization to focus on areas of existing strength in our core business and new opportunities including employer initiatives, Sophia Learning, and digital enablement partnerships.”

UPDATE ON IMPACT OF PANDEMIC

The Company continues to take action to ensure the health and well-being of its students and employees during the ongoing pandemic. Since our last earnings release in July, the Company has taken a number of steps to safely return certain parts of the organization to more normal operations, including:

  Reopening corporate offices in Minneapolis, Minnesota and Herndon, Virginia for a small number of volunteer employees
  Reopening three campuses in Lithonia and Augusta, Georgia and Arlington, Virginia to assist international students and eventually all students

The Company is continuing to provide financial relief to students impacted negatively by the pandemic. These measures, which include payment flexibility, scholarship opportunities, and other pricing relief, will continue to pressure revenue-per-student for the year.

In the third quarter of 2020, the Company began implementing a restructuring plan that includes both voluntary and involuntary employee terminations in an effort to reduce ongoing operating costs to align with changes in enrollment.

STRATEGIC EDUCATION CONSOLIDATED RESULTS

Three Months Ended September 30

  Revenue decreased 1.1% to $239.0 million compared to $241.7 million for the same period in 2019.
  Income from operations was $15.4 million or 6.5% of revenue, compared to $20.0 million or 8.3% of revenue for the same period in 2019. Income from operations in 2020 includes $15.4 million of amortization expense related to assets acquired in the merger with Capella Education Company, $2.9 million in costs associated with the merger with Capella Education Company and transaction expenses associated with the acquisition of the Australia and New Zealand operations of Laureate, and $4.0 million of severance costs associated with the Company’s restructuring. Income from operations in 2019 included $15.4 million of amortization expense related to assets acquired in the merger with Capella Education Company and $1.5 million in costs associated with the merger with Capella Education Company. Adjusted income from operations, which is a non-GAAP financial measure and excludes the aforementioned expenses, was $37.8 million in 2020 compared to $36.9 million for the same period in 2019. The adjusted operating income margin was 15.8% compared to 15.3% for the same period in 2019. For more details on non-GAAP financial measures, refer to the information in the Non-GAAP Financial Measures section of this press release.
  Net income, which includes the items described above, and also includes income from partnership interests and other investments, and certain discrete tax adjustments, was $11.0 million in 2020 compared to $16.7 million for the same period in 2019. Adjusted net income was $27.4 million compared to $28.4 million for the same period in 2019.
  Earnings before interest, taxes, depreciation, and amortization (EBITDA) was $41.6 million in 2020 compared to $46.4 million in 2019. Adjusted EBITDA, which excludes merger costs, transaction expenses associated with the acquisition of the Australia and New Zealand operations of Laureate, severance costs associated with the Company’s restructuring, and stock-based compensation expense, was $52.4 million compared to $50.9 million for the same period in 2019.
  Diluted earnings per share was $0.47 compared to $0.75 for the same period in 2019. Adjusted diluted earnings per share decreased to $1.18 from $1.28 for the same period in 2019. Diluted weighted average shares outstanding increased to 23,214,000 from 22,129,000 for the same period in 2019, due primarily to new shares issued to facilitate the acquisition of Laureate’s Australia and New Zealand academic operations.

Strayer University Segment Highlights

  For the third quarter, student enrollment at Strayer University decreased 1% to 48,774 compared to 49,194 for the same period in 2019. New student enrollment for the period, which was previewed during our Q2 2020 earnings call, decreased 28%, and continuing student enrollment for the period increased 6%. Starting in the first quarter of 2020, Strayer University adopted a new enrollment reporting census date, which occurs approximately two weeks following the start of the academic term. Previously the Strayer University enrollment census date coincided with the end of the University’s “drop-add” period, approximately one week following the start of the academic term. This new census date is consistent with the approach employed by Capella University. All historical enrollment data included in this release and other disclosures has been revised using the new census date. Year-over-year percentage change in enrollment for the new census date does not differ significantly from the prior approach.
  Revenue decreased 1.2% to $128.4 million in the third quarter of 2020 compared to $130.0 million for the same period in 2019, driven by lower third quarter enrollment and lower revenue-per-student.
  Income from operations increased to $22.8 million in the third quarter of 2020 from $18.0 million for the same period in 2019. The operating income margin was 17.8%, compared to 13.8% for the same period in 2019.

Capella University Segment Highlights

  For the third quarter, student enrollment at Capella University increased 4% to 40,268 compared to 38,885 for the same period in 2019. New student enrollment for the period increased 4% and continuing student enrollment for the period increased 4%. Starting in the first quarter of 2020, Capella University consolidated two different enrollment reporting census dates into a single date, which occurs approximately two weeks following the start of the academic term. All historical enrollment data included in this release and other disclosures has been revised accordingly. Year-over-year percentage change in enrollment for the new census date does not differ significantly from the prior approach.
  FlexPath continued to be a significant driver of new and total enrollment growth in the third quarter of 2020 and is 40% of Capella University’s bachelor’s and master’s degrees total enrollment. With the new Doctor of Nursing Practice program offered in the FlexPath learning format in the third quarter of 2020, FlexPath is 31% of Capella University’s total enrollment.
  Revenue decreased 1.0% to $110.6 million in the third quarter of 2020 compared to $111.8 million for the same period in 2019, driven by lower revenue-per-student.
  Income from operations decreased to $15.0 million in the third quarter of 2020 from $18.9 million for the same period in 2019. The operating income margin was 13.5%, compared to 16.9% for the same period in 2019.

BALANCE SHEET AND CASH FLOW

At September 30, 2020, Strategic Education had cash, cash equivalents, and marketable securities of $768.9 million, which includes approximately $220.2 million of net proceeds from Strategic Education’s public offering of common stock on August 10, 2020. For the first nine months of 2020, cash provided by operations was $158.8 million compared to $141.4 million for the same period in 2019. Capital expenditures for the first nine months of 2020 were $34.8 million compared to $27.8 million for the same period in 2019. Capital expenditures for 2020 are expected to be approximately $45 million.

Strategic Education also closed the refinancing of its revolving credit facility on November 3, 2020, for a total commitment of $350 million for a period of five years with materially the same terms as under the prior revolving credit facility. The Company borrowed $141.8 million on the facility on November 3rd coinciding with the close of the acquisition of Laureate’s Australia/New Zealand institutions.

For the third quarter of 2020, consolidated bad debt expense as a percentage of revenue was 4.7%, compared to 5.0% of revenue for the same period in 2019. Net tuition receivable as of September 30, 2020 includes additional reserves to account for projected deterioration in collections performance in 2020 due to the pandemic.

LAUNCH OF SUR LA TABLE ONLINE CULINARY INSTITUTE

Strategic Education, together with culinary leaders including Marquee Brands, the global brand owner of Sur La Table – a leader in providing a hands-on culinary cooking experience and Chef Scott Conant, successful restauranteur and television personality, announced this morning the launch of the Sur La Table Online Culinary Institute, a new online offering designed to help students obtain the skills they need to succeed in the kitchen and thrive in the modern culinary world. The Sur La Table Online Culinary Institute courses are being reviewed by the American Council on Education and are recognized by the American Culinary Federation Education Foundation as an Approved Program. The program will initially feature six courses with 55 hours of instruction each and three thematic courses ranging from two to four hours in length. These courses, offered by Strategic Education, support personal development in culinary practices through an online, self-paced experience. To read the full press release and find out more information about this offering, please go to www.strategiceducation.com in the News section or visit surlatableonlineculinaryinstitute.com.

COMMON STOCK CASH DIVIDEND

Strategic Education announced today that it declared a regular, quarterly cash dividend of $0.60 per share of common stock. This dividend will be paid on December 7, 2020 to shareholders of record as of November 30, 2020.

WEBCAST WITH MANAGEMENT

Strategic Education will host a webcast with a corresponding slide presentation to discuss its third quarter 2020 results at 10:00 a.m. (ET) today. To access the live webcast with the presentation, please go to www.strategiceducation.com in the Investor Relations section 15 minutes prior to the start time to register. After completion of the webcast, the slide presentation will be posted to www.strategiceducation.com in the Investor Relations section. The webcast will also be archived and available at www.strategiceducation.com in the Investor Relations section. If unable to join via webcast, investors can participate in the live call by dialing (877) 303-9047 ten minutes prior to the start time.

About Strategic Education, Inc.

Strategic Education, Inc. (NASDAQ: STRA) (www.strategiceducation.com) is dedicated to helping advance economic mobility through higher education. We serve working adult students all over the globe through our core focus areas: 1) U.S. Higher Education, through Strayer University and Capella University, each institutionally accredited, and collectively offer flexible and affordable associate, bachelor’s, master’s and doctoral programs including the Jack Welch Management Institute at Strayer University; 2) Alternative Learning, encompassing Sophia Learning, self-paced general education courses that are ACE-recommended for college credit; Workforce Edge, a full service, online employee education management portal; Digital Enablement Partnerships, helping advance capabilities in course development, online delivery and student support; and non-degree web and mobile application development courses through Hackbright Academy and Strayer University’s DevMountain; and 3) Australia/New Zealand, comprised of Torrens University, Think Education and Media Design School operations in Australia and New Zealand. This portfolio of high quality, innovative, relevant, and affordable programs and institutions helps our students prepare for success in today’s workforce and find a path to bettering their lives.

Forward-Looking Statements

This communication contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by the use of words such as “expect,” “estimate,” “assume,” “believe,” “anticipate,” “may,” “will,” “forecast,” “outlook,” “plan,” “project,” “potential” and other similar words, and include all statements that are not historical facts, including with respect to, among other things, the future financial performance and growth opportunities of Strategic Education; Strategic Education’s plans, strategies and prospects; the impact of the current COVID-19 pandemic on Strategic Education’s business and results; and future events and expectations. The statements are based on Strategic Education’s current expectations and are subject to a number of assumptions, uncertainties and risks, including but not limited to:

  Strategic Education’s continued compliance with Title IV of the Higher Education Act, and the regulations thereunder, as well as regional accreditation standards and state regulatory requirements;
  rulemaking by the Department of Education and increased focus by the U.S. Congress on for-profit education institutions;
  the pace of student enrollment;
  competitive factors;
  risks associated with the further spread of COVID-19, including the ultimate impact of COVID-19 on people and economies;
  the impact of regulatory measures or voluntary actions that may be put in place to limit the spread of COVID-19, including restrictions on business operations or social distancing requirements;
  risks associated with the opening of new campuses;
  risks associated with the offering of new educational programs and adapting to other changes;
  risks associated with the acquisition of existing educational institutions, including in the case of Strategic Education’s acquisition of Laureate’s Australia and New Zealand business, the risk that the benefits of the acquisition may not be fully realized or may take longer to realize than expected, and the risk that the acquisition may not advance Strategic Education’s business strategy and growth strategy;
  risks relating to the timing of regulatory approvals;
  Strategic Education’s ability to implement its growth strategy;
  the risk that the combined company may experience difficulty integrating employees or operations;
  risks associated with the ability of Strategic Education’s students to finance their education in a timely manner;
  general economic and market conditions; and
  additional factors described in Strategic Education’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Many of these risks, uncertainties and assumptions are beyond Strategic Education’s ability to control or predict. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, these forward-looking statements speak only as of the information currently available to Strategic Education on the date they are made, and Strategic Education undertakes no obligation to update or revise forward-looking statements, except as required by law. Actual results may differ materially from those projected in the forward-looking statements.

STRATEGIC EDUCATION, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)

	For the three months ended September 30,		For the nine months ended September 30,
	2019	2020	2019	2020
Revenues	$241,747	$239,026	$733,365	$760,159
Costs and expenses:
Instructional and support costs	132,527	127,174	397,281	385,654
General and administration	72,303	74,069	204,816	210,596
Amortization of intangible assets	15,417	15,417	46,251	46,251
Merger and integration costs	1,500	2,920	11,698	7,858
Restructuring costs	—	4,024	—	4,024
Total costs and expenses	221,747	223,604	660,046	654,383
Income from operations	20,000	15,422	73,319	105,776
Other income	3,243	912	10,695	4,674
Income before income taxes	23,243	16,334	84,014	110,450
Provision for income taxes	6,551	5,374	31,413	30,099
Net income	$16,692	$10,960	$52,601	$80,351
Earnings per share:
Basic	$0.77	$0.48	$2.42	$3.62
Diluted	$0.75	$0.47	$2.38	$3.58
Weighted average shares outstanding:
Basic	21,806	23,004	21,694	22,193
Diluted	22,129	23,214	22,096	22,432

STRATEGIC EDUCATION, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	December 31, 2019	September 30, 2020
ASSETS
Current assets:
Cash and cash equivalents	$419,693	$717,804
Marketable securities	34,874	20,457
Tuition receivable, net	51,523	45,958
Other current assets	18,004	22,156
Total current assets	524,094	806,375
Property and equipment, net	117,029	115,607
Right-of-use lease assets	84,778	80,719
Marketable securities, non-current	36,633	30,663
Intangible assets, net	273,011	231,511
Goodwill	732,075	732,075
Other assets	21,788	50,369
Total assets	$1,789,408	$2,047,319

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$90,828	$115,829
Income taxes payable	1,352	12,093
Contract liabilities	39,284	42,633
Lease liabilities	25,284	24,740
Total current liabilities	156,748	195,295
Deferred income tax liabilities	47,942	34,012
Lease liabilities, non-current	80,557	76,802
Other long-term liabilities	41,451	36,152
Total liabilities	326,698	342,261
Commitments and contingencies
Stockholders’ equity:
Common stock, par value $0.01; 32,000,000 shares authorized; 21,964,809 and 24,403,364 shares issued and outstanding at December 31, 2019 and September 30, 2020, respectively	220	244
Additional paid-in capital	1,309,438	1,515,662
Accumulated other comprehensive income	233	760
Retained earnings	152,819	188,392
Total stockholders’ equity	1,462,710	1,705,058
Total liabilities and stockholders’ equity	$1,789,408	$2,047,319

STRATEGIC EDUCATION, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	For the nine months ended September 30,
	2019	2020
Cash flows from operating activities:
Net income	$52,601	$80,351
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of deferred financing costs	250	250
Amortization of investment discount/premium	286	108
Depreciation and amortization	78,862	78,189
Deferred income taxes	971	(12,867)
Stock-based compensation	9,075	10,759
Impairment of right-of-use lease assets	—	453
Changes in assets and liabilities:
Tuition receivable, net	2,258	(1,224)
Other assets	(1,648)	(8,684)
Accounts payable and accrued expenses	(2,022)	681
Income taxes payable	(7,125)	10,674
Contract liabilities	10,311	4,540
Other long-term liabilities	(2,412)	(4,444)
Net cash provided by operating activities	141,407	158,786

Cash flows from investing activities:
Purchases of property and equipment	(27,769)	(34,787)
Purchases of marketable securities	(17,769)	(1,863)
Proceeds from marketable securities	32,860	22,868
Other investments	(878)	(768)
Net cash used in investing activities	(13,556)	(14,550)

Cash flows from financing activities:
Net proceeds from issuance of common stock	—	220,248
Common dividends paid	(33,297)	(41,305)
Net payments for stock awards	(9,195)	(24,778)
Repurchase of common stock	—	(247)
Net cash provided by (used in) financing activities	(42,492)	153,918
Net increase in cash, cash equivalents, and restricted cash	85,359	298,154
Cash, cash equivalents, and restricted cash — beginning of period	312,237	420,497
Cash, cash equivalents, and restricted cash — end of period	$397,596	$718,651

STRATEGIC EDUCATION, INC.
UNAUDITED SEGMENT REPORTING
(in thousands)

	For the three months ended September 30,		For the nine months ended September 30,
	2019	2020	2019	2020
Revenues:
Strayer University	$129,993	$128,411	$392,466	$412,145
Capella University	111,754	110,615	340,899	348,014
Consolidated revenues	$241,747	$239,026	$733,365	$760,159
Income from operations:
Strayer University	$17,993	$22,809	$66,229	$95,225
Capella University	18,924	14,974	65,039	68,684
Amortization of intangible assets	(15,417)	(15,417)	(46,251)	(46,251)
Merger and integration costs	(1,500)	(2,920)	(11,698)	(7,858)
Restructuring costs	—	(4,024)	—	(4,024)
Consolidated income from operations	$20,000	$15,422	$73,319	$105,776

Non-GAAP Financial Measures

In our press release and schedules, we report certain financial measures that are not required by, or presented in accordance with, accounting principles generally accepted in the United States of America ("GAAP"). We discuss management's reasons for reporting these non-GAAP measures below, and the press release schedules that follow reconcile the most directly comparable GAAP measure to each non-GAAP measure that we reference. Although management evaluates and presents these non-GAAP measures for the reasons described below, please be aware that these non-GAAP measures have limitations and should not be considered in isolation or as a substitute for revenue, total costs and expenses, income from operations, operating margin, income before income taxes, net income, earnings per share or any other comparable financial measure prescribed by GAAP. In addition, we may calculate and/or present these non-GAAP financial measures differently than measures with the same or similar names that other companies report, and as a result, the non-GAAP measures we report may not be comparable to those reported by others.

Management uses certain non-GAAP measures to evaluate financial performance because those non-GAAP measures allow for period-over-period comparisons of the Company’s ongoing operations before the impact of certain items described below. These measures are Adjusted Total Costs and Expenses, Adjusted Income from Operations, Adjusted Operating Margin, Adjusted Income Before Income Taxes, Adjusted Net Income, Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA), Adjusted EBITDA and Adjusted Diluted Earnings Per Share (EPS). We define Adjusted Total Costs and Expenses, Adjusted Income from Operations, Adjusted Operating Margin, Adjusted Income Before Income Taxes, Adjusted Net Income, and Adjusted Diluted EPS to exclude (1) amortization and depreciation expense related to intangible assets and software assets associated with the Company’s merger with Capella Education Company, (2) integration expenses associated with the Company's merger with Capella Education Company, and transaction expenses associated with the Company's acquisition of the Australia and New Zealand operations of Laureate, (3) severance costs associated with the Company’s restructuring, (4) income recognized from the Company’s investments in partnership interests and other investments, and (5) discrete tax adjustments utilizing an adjusted effective tax rate of 28.0% and 28.5% for the three months ended September 30, 2019 and 2020, respectively. We define EBITDA as net income before other income, the provision for income taxes, depreciation and amortization, and from this amount in arriving at Adjusted EBITDA we also exclude stock-based compensation expense and the amounts in (2) and (3) above. These non-GAAP measures are reconciled to the most directly comparable GAAP measures in the sections that follow. Non-GAAP measures should not be viewed as substitutes for GAAP measures.

STRATEGIC EDUCATION, INC.
UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
ADJUSTED INCOME FROM OPERATIONS, ADJUSTED INCOME BEFORE INCOME TAXES, ADJUSTED NET INCOME, AND ADJUSTED EPS
(in thousands, except per share data)

		For the three months ended September 30, 2019
		Non-GAAP Adjustments
	As Reported (GAAP)	Amortization of intangible assets(1)	Merger and integration costs(2)	Restructuring costs(3)	Income from other investments(4)	Tax adjustments(5)	As Adjusted (Non-GAAP)
Revenues	$241,747	$—	$—	$—	$—	$—	$241,747
Total costs and expenses	221,747	(15,417)	(1,500)	—	—	—	204,830
Income from operations	20,000	15,417	1,500	—	—	—	36,917
Operating margin	8.3%						15.3%
Income before income taxes	23,243	15,417	1,500	—	(706)	—	39,454
Net income	$16,692	$15,417	$1,500	$—	$(706)	$(4,496)	$28,407

Earnings per share:
Diluted	$0.75						$1.28
Weighted average shares outstanding:
Diluted	22,129						22,129
		For the three months ended September 30, 2020
		Non-GAAP Adjustments
	As Reported (GAAP)	Amortization of intangible assets(1)	Merger and integration costs(2)	Restructuring costs(3)	Income from other investments(4)	Tax adjustments(5)	As Adjusted (Non-GAAP)
Revenues	$239,026	$—	$—	$—	$—	$—	$239,026
Total costs and expenses	223,604	(15,417)	(2,920)	(4,024)	—	—	201,243
Income from operations	15,422	15,417	2,920	4,024	—	—	37,783
Operating margin	6.5%						15.8%
Income before income taxes	16,334	15,417	2,920	4,024	(391)	—	38,304
Net income	$10,960	$15,417	$2,920	$4,024	$(391)	$(5,543)	$27,387

Earnings per share:
Diluted	$0.47						$1.18
Weighted average shares outstanding:
Diluted	23,214						23,214
(1)	Reflects amortization and depreciation expense of intangible assets and software assets acquired through the Company’s merger with Capella Education Company.
(2)

Reflects integration expenses associated with the Company's merger with Capella Education Company, and transaction expenses associated with the Company's acquisition of the Australia and New Zealand operations of Laureate.

(3)	Reflects severance costs associated with the Company’s restructuring.
(4)	Reflects income recognized from the Company's investments in partnership interests and other investments.
(5)

Reflects tax impacts of the adjustments described above and discrete tax adjustments related to stock-based compensation and other adjustments, utilizing adjusted effective tax rates of 28.0% and 28.5% for the three months ended September 30, 2019 and 2020, respectively.

STRATEGIC EDUCATION, INC.
UNAUDITED NON-GAAP SEGMENT REPORTING
(in thousands)

	For the three months ended September 30,		For the nine months ended September 30,
	2019	2020	2019	2020
Revenues:
Strayer University	$129,993	$128,411	$392,466	$412,145
Capella University	111,754	110,615	340,899	348,014
Consolidated revenues	$241,747	$239,026	$733,365	$760,159

Income from operations:
Strayer University	$17,993	$22,809	$66,229	$95,225
Capella University	18,924	14,974	65,039	68,684
Amortization of intangible assets	(15,417)	(15,417)	(46,251)	(46,251)
Merger and integration costs	(1,500)	(2,920)	(11,698)	(7,858)
Restructuring costs	—	(4,024)	—	(4,024)
Consolidated income from operations	20,000	15,422	73,319	105,776

Adjustments to consolidated income from operations:
Amortization of intangible assets	15,417	15,417	46,251	46,251
Merger and integration costs	1,500	2,920	11,698	7,858
Restructuring costs	—	4,024	—	4,024
Total adjustments to consolidated income from operations	16,917	22,361	57,949	58,133

Adjusted income from operations by segment:
Strayer University	17,993	22,809	66,229	95,225
Capella University	18,924	14,974	65,039	68,684
Total adjusted income from operations	$36,917	$37,783	$131,268	$163,909

STRATEGIC EDUCATION, INC.
UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
ADJUSTED EBITDA
(in thousands)

	For the three months ended September 30,
	2019	2020
Net income	$16,692	$10,960
Provision for income taxes	6,551	5,374
Other income	(3,243)	(912)
Depreciation and amortization	26,365	26,208
EBITDA	46,365	41,630
Stock-based compensation	3,020	3,875
Merger and integration costs (1)	1,500	2,920
Restructuring costs (2)	—	4,024
Adjusted EBITDA	$50,885	$52,449
(1)

Reflects integration charges associated with the Company's merger with Capella Education Company, and transaction expenses associated with the Company's acquisition of the Australia and New Zealand operations of Laureate. Includes $0.5 million of stock-based compensation benefit related to forfeitures of stock-based awards for the three months ended September 30, 2019.

(2)	Reflects severance costs associated with the Company’s restructuring.

Contacts

Terese Wilke
Manager, Investor Relations
Strategic Education, Inc.
(612) 977-6331
terese.wilke@strategiced.com